Exhibit 99(a)(1)

Management’s Report on Internal Control over Financial Reporting

The management of The Peoples BancTrust, Inc. and subsidiary is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15 and 15d-15. This internal control system has been designed to provide reasonable assurance to BancTrust’s management and board of directors regarding the reliability of financial reporting and the preparation and fair presentation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The management of The Peoples BancTrust, Inc. and subsidiary has assessed the effectiveness of BancTrust’s internal control over financial reporting as of December 31, 2006. To make this assessment, we used the criteria for effective internal control over financial reporting described in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment and based on such criteria, we believe that, as of December 31, 2006, BancTrust’s internal control over financial reporting was effective.

Mauldin & Jenkins, LLC, the independent registered public accounting firm that audited the consolidated financial statements of BancTrust’s included in this Annual Report on Form 10-K, has issued a report on management’s assessment of BancTrust’s internal control over financial reporting as of December 31, 2006. The report, which expresses an unqualified opinion on management’s assessment and on the effectiveness of BancTrust’s internal control over financial reporting as of December 31, 2006, is included below in this Item under the heading “Report of the Independent Registered Public Accounting Firm.”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

The Peoples BancTrust Company, Inc.

Selma, Alabama

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that The Peoples BancTrust Company, Inc. and Subsidiary maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Peoples BancTrust Company, Inc. and Subsidiary’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of BancTrust’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of BancTrust’s; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of BancTrust’s are being made only in accordance with authorizations of management and directors of BancTrust’s; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of BancTrust’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that The Peoples BancTrust Company, Inc. and Subsidiary maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, The Peoples BancTrust Company, Inc. and Subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The Peoples BancTrust Company, Inc. and Subsidiary as of December 31, 2006 and 2005 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006 and our report dated March 15, 2007 expressed an unqualified opinion.

/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama

March 15, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

To the Board of Directors

The Peoples BancTrust Company, Inc.

Selma, Alabama

We have audited the accompanying consolidated balance sheets of The Peoples BancTrust Company, Inc. and Subsidiary as of December 31, 2006 and 2005 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Peoples BancTrust Company, Inc. and Subsidiary as of December 31, 2006 and 2005 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of The Peoples BancTrust Company, Inc. and Subsidiary’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 15, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of The Peoples BancTrust Company, Inc. and Subsidiary’s internal control over financial reporting and an unqualified opinion on the effectiveness of The Peoples BancTrust Company, Inc. and Subsidiary’s internal control over financial reporting.

/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama

March 15, 2007

The Peoples BancTrust Company, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2006 and 2005

	2006	2005
Assets
Cash and due from banks	$27,454,618	$34,584,685
Federal funds sold	—	14,000,000

Cash and cash equivalents	27,454,618	48,584,685
Available-for-sale securities	204,601,608	226,043,483
Loans, net of unearned income	631,799,504	495,509,202
Allowance for loan losses	(6,398,376)	(6,654,460)

Loans, net	625,401,127	488,854,742
Bank premises and equipment	46,200,096	37,959,775
Less accumulated depreciation	(20,812,899)	(19,014,170)

Bank premises and equipment, net	25,387,197	18,945,605
Other real estate, net	1,033,826	2,746,220
Interest receivable	4,947,193	3,921,347
Intangible assets acquired, net	6,428,376	6,634,209
Deferred income taxes	2,640,176	2,283,470
Other assets	12,810,578	13,759,137

Total assets	$910,704,699	$811,772,898

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand-noninterest bearing	$84,728,300	$85,538,199
Demand-interest bearing	277,793,376	238,009,955
Savings	33,480,766	36,965,168
Time	372,698,660	327,536,059

Total deposits	768,701,101	688,049,381
Other borrowed funds	48,267,635	37,732,458
Interest payable	3,467,965	2,176,197
Income taxes payable	9,301	222,702
Other liabilities	3,464,907	2,040,768

Total liabilities	823,910,910	730,221,507
Stockholders’ equity:
Common stock	591,759	589,532
Treasury stock	—	(90,688)
Additional paid-in capital	17,199,913	16,586,341
Accumulated other comprehensive loss, net of tax	(4,149,908)	(3,448,847)
Deferred stock based compensation	(102,053)	(92,250)
Retained earnings	73,254,079	68,007,303

Total stockholders’ equity	86,793,789	81,551,391

Total liabilities and stockholders’ equity	$910,704,699	$811,772,898

The Peoples BancTrust Company, Inc. and Subsidiary

Consolidated Statements of Income

December 31, 2006, 2005 and 2004

	2006	2005	2004
Interest income:
Interest and fees on loans and bankers acceptances	$44,063,468	$32,140,992	$28,028,661
Interest and dividends on investment securities:
U.S. Government securities	4,282,968	4,382,875	4,325,817
Other securities and interest-bearing deposits	4,859,567	5,122,167	4,359,229
Interest on federal funds sold and resell agreements	55,699	377,741	155,507

Total interest income	53,261,703	42,023,775	36,869,214

Interest expense:
Interest on deposits	21,714,579	13,190,372	9,038,890
Interest on federal funds purchased and other borrowed funds	2,259,984	2,226,049	2,336,630

Total interest expense	23,974,563	15,416,421	11,375,520

Net interest income	29,287,140	26,607,354	25,493,694
Provision (credit) for loan losses	45,411	(675,471)	(149,164)

Net interest income after provision (credit) for loan losses	29,241,729	27,282,826	25,642,858

Noninterest income:
Trust department income	934,460	900,017	890,621
Service charges on deposit accounts	5,700,016	5,336,868	4,749,168
Net securities (losses) gains	(18,420)	14,193	724,859
Other noninterest income	2,982,295	2,786,781	2,567,997

Total noninterest income	9,598,351	9,037,859	8,932,645
Noninterest expense:
Salaries and wages	11,781,609	12,371,562	11,838,559
Pensions and other employee benefits	3,083,281	2,373,977	2,049,789
Occupancy and equipment expenses	5,171,874	5,137,987	4,865,438
Other noninterest expenses	6,937,805	7,301,540	7,808,744

Total noninterest expense	26,974,569	27,185,066	26,562,530

Income before provision for income taxes	11,865,511	9,135,619	8,012,973
Provision for income taxes	3,785,865	2,598,853	1,970,877

Net income	$8,079,646	$6,536,766	$6,042,096

Earnings per share
Basic net income per share	$1.37	$1.13	$1.08

Diluted net income per share	$1.36	$1.12	$1.08

Basic weighted average number of shares outstanding	5,904,912	5,805,644	5,574,190

Diluted weighted average number of shares outstanding	5,953,762	5,832,284	5,593,040

The Peoples BancTrust Company, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Net income	$8,079,646	$6,536,766	$6,042,096
Other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale during the period	1,340,208	(3,949,943)	(1,796,244)
Market valuation impact of interest rate floor contract	(205,554)	—	—
Defined benefit pension plan adjustment impact of SFAS 158	(2,264,104)	—	—
Less: reclassification adjustment for net (losses) gains included in net income	(18,420)	14,193	724,859

Other comprehensive loss	(1,111,031)	(3,964,135)	(2,521,103)
Income tax benefit related to items of other comprehensive loss	409,969	1,462,765	930,287

Other comprehensive loss, net of tax	(701,061)	(2,501,370)	(1,590,816)

Comprehensive income, net of tax	$7,378,584	$4,035,396	$4,451,280

The Peoples BancTrust Company, Inc and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2006, 2005 and 2004

	Common Stock	Treasury Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss) net of Tax	Deferred Stock Based Compensation	Retained Earnings	Total
Balance December 31, 2003	$556,478	$—	$11,144,938	$643,339	$—	$60,434,189	$72,778,944

Net income						6,042,096	6,042,096
Cash dividends declared ($.44 per share)						(2,451,075)	(2,451,075)
Common stock issued (24,184 shares)	2,418						2,418
Common stock retired (4,416 shares)	(441)						(441)
Net impact of common stock tendered for common stock options exercised and common stock purchased through the dividend reinvestment plan			261,363				261,363
Change in accumulated other comprehensive income, net of tax				(1,590,816)			(1,590,816)

Balance December 31, 2004	$558,456	$—	$11,406,301	$(947,477)	$—	$64,025,210	$75,042,490

Net income						6,536,766	6,536,766
Cash dividends declared ($.44 per share)						(2,554,674)	(2,554,674)
Common stock issued(313,986 shares)	31,398						31,398
Common stock retired (3,217 shares)	(322)						(322)
Treasury stock purchased (5,700 shares)		(90,688)					(90,688)
Net impact of common stock sold, common stock tendered for common stock options exercised and common stock purchased through the dividend reinvestment plan			5,180,040				5,180,040
Net impact of restricted common stock issued (6,000 shares)					(92,250)		(92,250)
Change in accumulated other comprehensive income, net of tax				(2,501,370)			(2,501,370)

Balance December 31, 2005	$589,532	$(90,688)	$16,586,341	$(3,448,847)	$(92,250)	$68,007,303	$81,551,391

Net income						8,079,646	8,079,646
Cash dividends declared ($.48 per share)						(2,832,871)	(2,832,871)
Common stock issued(32,601 shares)	3,260						3,260
Common stock retired (10,325 shares)	(1,033)						(1,033)
Treasury stock retired (5,700 shares)		90,688					90,688
Net impact of common stock tendered for common stock options exercised, common stock purchased through the dividend reinvestment plan, common stock retired and expense recognition of stock based compensation			613,572				613,572
Change in accumulated other comprehensive income, net of tax				(701,061)			(701,061)
Net impact of previously issued restricted common stock vested (6,000 shares) and restricted common stock issued (6,000 shares)					(9,803)		(9,803)

Balance December 31, 2006	$591,759	$—	$17,199,913	$(4,149,908)	$(102,053)	$73,254,078	$86,793,789

The Peoples BancTrust Company, Inc and Subsidiary

Consolidated Statements of Cash Flows

December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities
Net income	$8,079,646	$6,536,766	$6,042,096
Adjustments to reconcile net income to cash provided by operating activities
(Credit) provision for loan losses	45,411	(675,471)	(149,164)
Depreciation, amortization and accretion	2,313,547	2,639,707	2,638,544
Increase in unearned discount	8,104,017	148,715	39,634
Deferred income taxes, net	53,263	1,249,128	1,095,364
Stock based compensation	345,315	—	—
(Gain) loss on sales of OREO	(228,769)	(6,139)	225,250
Loss (gain) on sales of securities	18,420	(14,193)	(724,859)
Write down of other real estate and equipment	131,999	248,988	36,475
Decrease (increase) in assets
Interest receivable	(1,025,846)	(623,051)	163,301
Income taxes receivable	—	1,263,011	(1,177,632)
Other assets	(326,167)	1,087,987	(995,421)
(Decrease) increase in other liabilities
Interest payable	1,291,768	794,928	(132,900)
Minimum required contributions to defined benefits pension plan	—	(336,208)	(1,008,624)
Income taxes payable	(213,401)	222,702	(830,661)
Other liabilities	594,033	181,398	(2,438,104)

Net cash provided by operating activities	19,183,236	12,718,268	2,783,299
Cash flows from investing activities
Proceeds from sales of available for sale securities	4,522,095	2,757,252	84,010,036
Proceeds from maturities and calls of available for sale securities	35,589,277	28,223,125	73,210,590
Purchases of available for sale securities	(17,408,468)	(7,509,252)	(187,985,554)
Purchase of derivative instrument	(445,000)	—	—
Net (increase) decrease in loans	(144,721,390)	(60,889,106)	23,615,040
Excess contributions to defined benefit pension plan	—	(2,000,000)	(2,000,000)
Purchases of bank premises and equipment	(8,508,722)	(3,519,116)	(3,646,794)
Proceeds from sales of other real estate and equipment	1,953,511	1,337,111	2,404,572

Net cash used in investing activities	(129,018,697)	(41,599,986)	(10,392,110)
Cash flows from financing activities
Net increase in deposits	80,651,720	22,396,402	21,896,267
Increase (decrease) in borrowings	10,535,177	(10,580,113)	(8,377,925)
Proceeds from issuance of common stock	140,883	4,919,467	37,661
Dividends paid	(2,622,385)	(2,355,290)	(2,251,762)
Purchase of treasury stock	—	(90,688)	—

Net cash provided by financing activities	88,705,395	14,289,778	11,304,241
(Decrease) increase in cash and cash equivalents	(21,130,066)	(14,591,940)	3,695,430
Cash and cash equivalents
Beginning of period	48,584,684	63,176,624	59,481,194

End of period	$27,454,618	$48,584,684	$63,176,624

Supplemental disclosure of cash flow information
Cash paid during the period for
Interest	$22,682,795	$14,621,492	$11,508,420

Income taxes	$3,930,363	$(135,988)	$1,519,000

Non-cash investing activities
Transfer of loans to other real estate	$302,576	$1,536,909	$2,293,004

Transfer of premises to other real estate	$—	$600,837	$—

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

1.	Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements included herein are those of The Peoples BancTrust Company, Inc. (the Company) and its wholly owned subsidiary, The Peoples Bank and Trust Company (the Bank). The Company operates primarily in the retail banking industry. The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations

The Company operates as a single-segment retail banking enterprise with twenty-three offices in rural and suburban communities in central Alabama. The Company’s primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and middle-income individuals.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Securities

Securities are classified as either held-to-maturity, trading, or available-for-sale securities.

Securities held-to-maturity are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts to the earlier of the maturity or call date.

Securities available-for-sale represent those securities intended to be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Securities available-for-sale are recorded at market value with unrealized gains and losses, net of any tax effect, added or deducted directly from stockholders’ equity.

Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income.

At December 31, 2006 and 2005, all of the Company’s securities were classified as available-for-sale as part of an asset and liability strategy to maximize the flexibility of its investment portfolio.

Realized and unrealized gains and losses are based on the specific identification method.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

Loans

Loans are stated at face value, net of unearned discount and the allowance for loan losses. Unearned discounts on installment loans are recognized as income over the terms of the loans by the interest method. Interest on other loans is credited to operations based on the principal amount outstanding. Nonrefundable fees and costs associated with originating or acquiring loans are recognized by the interest method as a yield adjustment over the life of the corresponding loan.

Allowance for Loan Losses

The allowance for loan losses is established through charges or credits to earnings in the form of a provision (credit) for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

Management’s periodic evaluation of the adequacy of the allowance also considers unimpaired loans and takes into consideration the Bank’s loan loss experience for pools of homogeneous loans, known and inherent risks in the portfolio, adverse situations that may affect the borrowers’ ability to repay and current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank’s regulators or its economic environment will not require further increases in the allowance.

A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

The Company uses several factors in determining if a loan is impaired. Internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers’ financial data, and borrowers’ operating factors such as cash flows and operating income or loss.

At December 31, 2006 and 2005, the recorded investment in loans for which impairment has been recognized totaled approximately $6,761,000 and $7,487,000, respectively. These loans had a corresponding valuation allowance of approximately $338,000 at December 31, 2006 and $786,000 at December 31, 2005. The impaired loans were measured for impairment using the fair value of the collateral, as substantially all of these loans were collateral dependent. The average recorded investment in impaired loans during 2006, 2005 and 2004 was approximately $5,826,279, $7,137,000 and $10,144,000, respectively. The Company recognized approximately $462,000, $594,000 and $793,000 of interest on impaired loans during 2006, 2005 and 2004, respectively.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

Income Recognition on Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is partially charged off, the loan is generally classified as nonaccrual. At the discretion of management, loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collection of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Bank Premises and Equipment

Office equipment, vehicles, and buildings are stated at cost less accumulated depreciation computed on the straight-line, declining-balance and other accelerated methods over the estimated useful lives of the assets. Gains or losses on disposition are recorded in other operating income on the date of disposition, based upon the difference between the net proceeds and the adjusted carrying value of the assets sold or retired. Maintenance and repairs are charged to expense as incurred, while renewals and betterments are capitalized. Estimated useful lives range from seven to forty years for buildings and improvements and three to five years for furniture and equipment.

Other Real Estate

Other real estate is stated at the lower of the appraised value, less estimated costs to sell the property, or outstanding loan balance at the time of foreclosure. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income are included in other expenses.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. On January 1, 2003, the Company adopted Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets. Under the provisions of SFAS No. 142, goodwill and other intangible assets with indefinite useful lives will no longer be amortized, but instead are tested for impairment as of the date of adoption and at least annually. Intangible assets that have finite lives continue to be amortized over their estimated useful lives and also continue to be subject to impairment testing. All of the Company’s other intangible assets have finite lives and are amortized on an accelerated basis over a period of no more than ten years. Prior to the adoption of SFAS 142, the Company’s goodwill was amortized over a period of 25 years using the straight-line method. Note 7 includes a summary of the Company’s goodwill and other intangible assets as well as further detail about the impact of the adoption of SFAS 142.

Defined Benefit Pension Plan

In September 2006, the Financial Accounting Standards Board issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - An Amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

This Statement requires the Company to:

Recognize the funded status of its defined benefit pension plan – measured as the difference between plan assets at fair value (with limited exceptions) and the benefit obligation – in its statement of financial position. For a pension plan, the benefit obligation is the projected benefit obligation.

Recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to FASB Statement No. 87, Employers’ Accounting for Pensions, or No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. Amounts recognized in accumulated other comprehensive income, including the gains or losses, prior service costs or credits, and the transition asset or obligation remaining from the initial application of Statements 87 and 106, if any, are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of those Statements.

Measure defined benefit plan assets and obligations as of the date of the employers’ fiscal year-end statement of financial position (with limited exceptions).

Disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligations.

This Statement amends Statement 87, FASB Statement No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, Statement 106, and

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

FASB Statement No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, and other related accounting literature. Upon adoption of this Statement and subsequently, the Company will continue to apply the provisions in Statements 87, 88, and 106 in measuring plan assets and benefit obligations as of the date of its balance sheets and in determining the amount of net periodic benefit cost.

The Company adopted the provisions of this standard for its fiscal year ended December 31, 2006. The Company has recognized the funded status of its defined benefit pension plan and provided the required disclosures in Note 12. Upon adoption, the Company charged other comprehensive income, net of tax, $1,428,650 related to actuarial net gains or losses and prior service costs or credits that arose during the period but not recognized as components of net periodic benefit cost.

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and dilutive potential common shares. Potential common shares consist of stock options, and are determined using the treasury stock method.

Stock-Based Compensation

At December 31, 2006, the Company had one stock-based employee compensation plan from which all stock based compensation awards were granted after January of 2000, which is described more fully in Note 20. Stock based compensation awards granted prior to and including January of 2000, were issued under a separate plan. Prior to January 1, 2006, the Company accounted for stock based employee compensation under the recognition and measurement provisions of APB Opinion NO. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation. No stock-based employee compensation cost was recognized in the statements of income for the years ended December 31, 2005 and 2004, as all options granted under the plan had an exercise price equal to the fair market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled. Under the modified prospective approach, compensation cost recognized during 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior periods were not restated to reflect the impact of adopting the new standard.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

As a result of adopting Statement 123(R) on January 1, 2006, the both Company’s income before income taxes and net income for the year ended December 31, 2006, are $345,315 and $258,155 lower than if it had continued to account for share-based compensation under Opinion 25. Basic and diluted earnings per share for the year ended December 31, 2006 would have been $1.41 and $1.40, respectively, if the Company had not adopted Statement 123(R), compared to reported basic and diluted earnings per share of $1.37 and $1.36, respectively. The table below illustrates the impact that the adoption of Statement 123(R) would have had on net income, basic earnings per share and diluted earnings per share in 2005 and 2004, had it been applicable to those periods.

	2005	2004
Net income
As reported	$6,536,766	$6,042,096
Deducts:
Total stock-based employee compensation expense determined under fair value based methods for all awards, net of tax	—	(52,634)

Pro forma net income	$6,536,766	$5,989,462

Basic earnings per share
As reported	$1.13	$1.08
Pro forma	$1.13	$1.07
Diluted earnings per share
As reported	$1.12	$1.08
Pro forma	$1.12	$1.07

Prior to the adoption of Statement 123(R), the Bank would have presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the statement of cash flows. Statement 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows.

Advertising Costs

Advertising costs are expensed as incurred.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, securities purchased under agreements to resell, and interest-bearing deposits in banks.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

Accounting for Derivatives and Hedging Activities

As part of the Company’s overall interest rate risk management, the Company occasionally uses derivative instruments. Under the guidelines of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended, all derivative instruments are required to be carried at fair value on the balance sheet. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability “cash flow” hedge. Changes in the fair value of a derivative that is highly effective as - and that is designated and qualifies as - a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings).

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedged transactions. This process includes linking all derivatives that are designated as cash-flow hedges to specific assets and liabilities on the balance sheet or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively, as discussed below.

The Company discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item (including forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) the derivative is dedesignated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; or (4) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with subsequent changes in its fair value recognized in current-period earnings.

Derivative instruments that are used as part of the Company’s interest-rate risk-management strategy consist primarily of interest-rate swaps and interest rate floors or caps. Interest-rate swaps generally involve the exchange of fixed-rate and variable-rate interest payments between two parties, based on a notional principal amount, interest rate index and maturity date.

Interest rate floors and caps are designed to generate cash flow to the Company in the event that a specific interest rate index decreases or increases (decreases in the case of floors and increases in the case of caps) beyond a predetermined level. If during the contractual life of the derivative agreement, the market interest rate for the stated index migrates above its predetermined level for caps or below its predetermined level for floors, the Company is paid the difference between the predetermined interest rate and the then current market interest rate for the stated index applied to the stated notional principal amount.

The Company is exposed to credit and market risk by using derivative instruments. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in a derivative. The Company minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high quality counterparties. Market risk is the adverse effect that a change in interest rates, or implied volatility rates has on the value of a financial instrument. The Company manages the market risk by using derivatives for hedging purposes, and then monitoring the effectiveness of the hedges.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

Recently Issued Accounting Standards

In June 2006, the FASB issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 will be effective beginning January 1, 2007. The Company does not expect the impact of the implementation of FIN 48 on its consolidated financial statements to be significant.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, which provides for enhanced guidance for using fair value to measure assets and liabilities. FASB Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. FASB Statement No. 157 is applicable under other accounting pronouncements that either require or permit fair value measurements and does not require any new fair value measurements. FASB Statement No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet evaluated the impact of the implementation of FASB Statement No. 157.

In September 2006, the FASB ratified Emerging Issues Task Force (EITF) Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF Issue 06-4 addresses accounting for split-dollar life insurance arrangements after the employer purchases a life insurance policy on the covered employee. EITF Issue 06-4 states that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits. Under EITF Issue 06-4, the obligation is not settled upon entering into an insurance arrangement. Since the obligation is not settled, a liability should be recognized in accordance with applicable authoritative guidance. EITF Issue 06-4 is effective for fiscal years beginning after December 15, 2007. The Company has not yet evaluated the impact of the implementation of EITF Issue 06-4.

In September 2006, the FASB ratified EITF Issue 06-5, Accounting for Purchases of Life Insurance-Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin (“FTB”) No. 85-4, Accounting for Purchases of Life Insurance. EITF Issue 06-5 addresses how an entity should determine the amount that could be realized under the insurance contract at the balance sheet date in applying FTB 85-4 and if the determination should be on an individual or group policy basis. EITF Issue 06-5 is effective for fiscal years beginning after December 15, 2006. The adoption of EITF Issue 06-5 is not expected to have a material effect on the Company’s financial statements.

2.	Restricted Cash Balances

Aggregate reserves in the form of deposits with the Federal Reserve Bank of approximately $13,448,000 and $18,108,000 were maintained to satisfy federal regulatory requirements at December 31, 2006 and 2005, respectively.

3.	Capital and Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.10 per share, which have been designated as Non-cumulative Non-voting Directors’ Preferred Stock, Series A. No preferred stock was outstanding at either December 31, 2006 or 2005.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

4.	Securities

The amortized cost and approximate market values of available-for-sale securities at December 31, 2006 and 2005 are as follows:

	2006
Type	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value
U.S. Government Issued Securities	$10,956,981	$—	$(156,607)	$10,800,374
Obligations of other U.S. government sponsored agencies and corporations	112,006,356	—	(1,822,902)	110,183,454
Mortgage backed securities	77,892,103	1,465	(2,389,159)	75,504,409
Corporate and other securities	7,860,418	266,647	(13,694)	8,113,371

	$208,715,858	$268,112	$(4,382,362)	$204,601,608

	2005
Type	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value
U.S. Government Issued Securities	$13,958,288	$—	$(291,099)	$13,667,189
Obligations of other U.S. government sponsored agencies and corporations	114,969,313	340	(2,658,918)	112,310,735
Mortgage backed securities	93,654,751	—	(2,742,880)	90,911,871
Corporate and other securities	8,934,008	244,751	(25,071)	9,153,688

	$231,516,360	$245,091	$(5,717,968)	$226,043,483

Included within corporate and other securities are $2,011,249 and $756,491 in marketable equity securities at December 31, 2006 and 2005, respectively. Also included within corporate and other securities are $3,746,800 and $3,299,100 of Federal Home Loan Bank stock at December 31, 2006 and 2005, respectively, and $598,500 and $591,712 of Federal Reserve Bank stock at December 31, 2006 and 2005 respectively. The Federal home Loan Bank Stock and Federal Reserve Bank Stock are carried at cost because the market values were not readily determinable.

The amortized cost and approximate market value of available-for-sale securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities for mortgage-backed securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, these securities and equity securities are not categorized by maturity class.

	Available-for-sale Securities
	Cost	Market Value
Due in one year or less	$44,160,577	$43,940,583
Due after one year through five years	79,802,679	78,029,470
Due after five years through ten years	—	—
Mortgage backed securities	77,892,103	75,504,409
Equity securities	6,860,499	7,127,146

	$208,715,858	$204,601,608

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

The following table reflects BancTrust’s investments’ gross unrealized losses and market value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005.

	2006
	Less Than 12 Months		12 Months or More
Type	Market Value	Unrealized Losses	Market Value	Unrealized Losses
U.S. Government Issued Securities	$—	$—	$5,819,374	$(142,279)
Obligations of other U.S. government sponsored agencies and corporations	19,949,000	(21,173)	95,215,454	(1,816,057)
Obligations of state and political subdivisions	—	—	—	—
Mortgage backed securities	—	—	74,888,887	(2,389,159)
Corporate and other securities	—	—	986,225	(13,694)

Total temporarily impaired securities	$19,949,000	$(21,173)	$176,909,940	$(4,361,189)

	Total
	Market Value	Unrealized Losses
U.S. Government Issued Securities	$5,819,374	$(142,279)
Obligations of other U.S. government sponsored agencies and corporations	115,164,454	(1,837,230)
Obligations of state and political subdivisions	—	—
Mortgage backed securities	74,888,887	(2,389,159)
Corporate and other securities	986,225	(13,694)

Total temporarily impaired securities	$196,858,940	$(4,382,362)

	2005
	Less Than 12 Months		12 Months or More
Type	Market Value	Unrealized Losses	Market Value	Unrealized Losses
U.S. Government Issued Securities	$—	$—	$13,667,190	$(291,098)
Obligations of other U.S. government sponsored agencies and corporations	17,683,176	(274,197)	93,619,921	(2,384,722)
Obligations of state and political subdivisions	—	—	—	—
Mortgage backed securities	26,063,430	(515,387)	64,848,442	(2,227,493)
Corporate and other securities	—	—	974,754	(25,071)

Total temporarily impaired securities	$43,746,606	$(789,584)	$173,110,307	$(4,928,384)

	Total
	Market Value	Unrealized Losses
U.S. Government Issued Securities	$13,667,190	$(291,098)
Obligations of other U.S. government sponsored agencies and corporations	111,303,097	(2,658,919)
Obligations of state and political subdivisions	—	—
Mortgage backed securities	90,911,872	(2,742,880)
Corporate and other securities	974,754	(25,071)

Total temporarily impaired securities	$216,856,913	$(5,717,968)

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of BancTrust to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies has occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

Gross gains of $19,784, $14,193, and $809,537 for 2006, 2005 and 2004, respectively were realized on the sales of debt securities. Gross losses of $1,364 and $84,678 were realized on the sales of debt securities for 2006 and 2004 respectively. No losses were realized on the sale of debt securities in 2005.

Securities with a carrying value of approximately $154,149,000 and $149,148,000 were pledged as collateral for public funds deposits and repurchase agreements at December 31, 2006 and 2005, respectively.

5.	Loans

The major categories of loans at December 31, 2006 and 2005 are as follows:

	2006	2005
Commercial and Industrial	$152,407,163	$87,338,864
Real estate mortgage	439,820,575	362,837,624
Personal	46,332,312	45,195,548
Overdrafts and credit line	2,225,264	1,018,960

	640,785,314	496,390,996

Less:
Unearned discount	8,985,811	881,794
Allowance for loan losses	6,398,376	6,654,460

	$625,401,127	$488,854,742

The Bank’s lending is concentrated throughout Dallas, Autauga, Butler, Bibb, Elmore, Shelby, Lee, Jefferson, Tuscaloosa and Montgomery counties in Alabama; the repayment of these loans is, in part, dependent on the economic conditions in these areas of the state. Management does not believe the loan portfolio contains concentrations of credit risk either geographically, or by borrower, which would expose the Bank to unacceptable amounts of risk. The above loans included agricultural loans totaling approximately $4,771,000 and $3,031,000 for 2006 and 2005, respectively. Management continually evaluates the potential risk in this segment of the portfolio in determining the adequacy of the allowance for possible loan losses.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, residential real estate and income-producing commercial properties. No additional credit risk exposure relating to outstanding loan balances exists beyond the amounts shown in the consolidated balance sheets as of December 31, 2006 and 2005.

Loans on which the accrual of interest has been discontinued amounted to approximately $4,201,000, $815,000, and $2,121,000 for 2006, 2005, and 2004, respectively. Had these loans been current throughout their terms, interest income would have increased approximately $144,000, $62,000, and $119,000 in 2006, 2005, and 2004, respectively.

Changes in the allowance for loan losses were as follows:

	2006	2005	2004
Balance, beginning of year	$6,654,460	$9,042,942	$11,994,862
(Credit) provision charged to operations	45,411	(675,471)	(149,164)
Loan charged off	(1,114,785)	(3,102,353)	(4,409,406)
Recoveries	813,290	1,389,342	1,606,650

Balance, end of year	$6,398,376	$6,654,460	$9,042,942

6.	Bank Premises and Equipment

Bank premises and equipment and accumulated depreciation at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Buildings	$22,010,708	$16,357,246
Furniture and equipment	17,064,669	15,375,885
Land improvements	933,244	573,719
Construction in progress, substantially complete	663,206	1,910,540

	40,671,827	34,217,390
Less accumulated depreciation	20,812,899	19,014,170

	19,858,928	15,203,220
Land	5,528,269	3,742,385

	$25,387,197	$18,945,605

Depreciation expense on premises and equipment totaled $1,948,359 in 2006, $2,133,354 in 2005 and $2,277,564 in 2004.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

7.	Goodwill and Other Intangible Assets

The Company has amortizable finite-lived intangible assets capitalized on its balance sheet in the form of core deposits and other intangibles. Intangible assets (including goodwill) at December 31, 2006 and 2005 are as follows:

	As of December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Acquired intangible assets:
Core deposits	$2,871,712	$2,646,559	$225,153
Other	212,804	212,804	—

Total acquired intangible assets	$3,084,516	$2,859,363	$225,153

Non-amortizing goodwill:	$8,136,833	$1,933,610	$6,203,223

	As of December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Acquired intangible assets:
Core deposits	$2,871,712	$2,450,517	$421,195
Other	212,804	203,013	9,791

Total acquired intangible assets	$3,084,516	$2,653,530	$430,986

Non-amortizing goodwill:	$8,136,833	$1,933,610	$6,203,223

During each calendar year, the Company performs an impairment test on amounts recorded in goodwill as of June 30. For the Years ended December 31, 2006, 2005 and 2004, no amounts of impairment losses were recognized related to goodwill.

Amortization expense on finite-lived intangible assets totaled approximately $206,000 for 2006 and 227,000 for each of 2005 and 2004. Aggregate amortization expense of currently recorded core deposits and other intangibles is expected to be as follows through December 31, 2008:

	Core Deposits	Acquisition Costs	Total
2007	$196,042	$—	$196,042
2008	29,111	—	29,111

Total	$225,153	$—	$225,153

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

8.	Derivatives

During 2006, the Company entered into an interest rate floor contract in order to mitigate the possible effects declining interest rates could have on a specific segment of its floating rate loan portfolio. Pursuant to the agreement, the Company will receive payments from its counterparty if and when the stated prime rate of interest is less than 6.50% on May 6th, August 6th, November 6th or February 6th in a given year, until and including February 6, 2011. Payment amounts will be determined by multiplying the spread between stated prime on a given measurement date and 6.50%, by a notional amount of $50,000,000. The Company paid a one-time premium of $445,000 for the contract, which is being amortized into expense over the life of the contract, which is five years. For the year ending December 31, 2006, $80,177 was expensed for the interest floor contract.

The interest rate floor is being accounted for as a cash flow hedge and marked to market through other comprehensive income. As of December 31, 2006, the interest rate floor contract was carried at its fair value which was equal to $160,000. The Company considers the derivative (interest rate floor) as highly effective in offsetting changes in cash flows of the hedged items (prime based floating rate loans) should interest rates fall below the stated prime rate of interest noted above.

December 31, 2006
Derivative Type	Notional Amount	Fair Value	Assets Hedged
Interest rate floor	$50,000,000	$160,000	Prime based floating rate loans

9.	Deposits

Time deposits of less than $100,000 totaled $178,418,438 at December 31, 2006, while time deposits of $100,000 or more totaled $194,280,222. At December 31, 2005, time deposits of less than $100,000 totaled $182,090,925, while time deposits of $100,000 or more totaled $145,445,135. The scheduled maturities of time deposits at December 31, 2006 were as follows:

2006
2007	$246,931,483
2008	72,951,559
2009	22,751,737
2010	28,697,401
2011	1,365,089
Thereafter	1,391

$372,698,660

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

Contained within total time deposits at December 31, 2006 and 2005, were brokered time deposits. Brokered time deposits totaled $61,273,404 at December 31, 2006 and $20,693,500 at December 31, 2005. The scheduled maturities of brokered time deposits at December 31, 2006 were as follows:

2006
2007	$4,490,904
2008	38,847,500
2009	17,836,000
2010	99,000

$61,273,404

10.	Borrowed Funds

Borrowed funds are summarized as follows:

	2006	2005
FHLB borrowings	$47,451,986	$36,920,876
Other	815,649	811,582

	$48,267,635	$37,732,458

The Company is a member of the Federal Home Loan Bank of Atlanta (FHLB). At December 31, 2006 and 2005, the Company had FHLB borrowings outstanding of $47,451,986 and $36,920,876, respectively. Based on current collateral, the Company had $14,439,000 of additional borrowing capacity with the FHLB at December 31, 2006. FHLB has a blanket lien on the Company’s 1-4 family and certain multi family mortgage loans pledged against the amount of the outstanding debt. These borrowings bear interest rates of 0.08 percent to 7.03 percent and mature from 2007 to 2026.

At December 31, 2006, borrowed funds, including the current portion, are scheduled to mature as follows:

2007	$2,995,760
2008	26,924,624
2009	603,986
2010	10,484,096
2011	492,419
Thereafter	6,766,750

$48,267,635

At December 31, 2006, the Company has unused lines of credit with unaffiliated financial institutions totaling approximately $66 million.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

11.	Income Taxes

The Company and the Bank file a consolidated income tax return. The consolidated provision for income taxes is as follows:

2006
Current	$3,732,602
Deferred	53,263

$3,785,865

2005
Current	$1,349,725
Deferred	1,249,128

$2,598,853

2004
Current	$875,513
Deferred	1,095,364

$1,970,877

Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities at December 31 are as follows:

	2006	2005
Allowance for loan losses	$2,509,764	$2,547,993
Pension expense	(547,421)	(816,199)
Intangible assets	(60,420)	(120,326)
Bank premises and equipment	(1,324,221)	(995,898)
Investments	(452,231)	(118,186)
Unrealized loss on investment securities	1,522,695	2,024,030
Unrealized loss on interest rate floor	75,849	—
Unrecognized net periodic pension costs	835,454	—
Other	80,707	(237,944)

	$2,640,176	$2,283,470

The Company did not establish a valuation allowance related to the net deferred tax asset due to taxes paid within the carry-back period being sufficient to offset future deductions resulting from the reversal of these temporary differences.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

The provision for income taxes is different from the amount computed by applying the federal income tax statutory rate to income before provision for income taxes. The reasons for this difference, as a percentage of pre-tax income, are as follows:

	2006	2005	2004
Federal income tax statutory rate	35.0%	34.0%	34.0%
Tax exempt income	(0.4)	(0.5)	(0.6)
Bank owned life insurance	(1.0)	(1.0)	(1.4)
State income taxes	3.7	2.6	2.3
Income tax credits	(3.6)	(4.7)	(5.3)
Deferred tax adjustments	—	(1.7)	(3.8)
Other	(1.8)	(0.1)	(0.6)

Effective tax rate	31.9%	28.6%	24.6%

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

12.	Benefit Plans

Defined Benefit Pension Plan

The Parent Company sponsors a defined benefit pension plan covering substantially all employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Parent Company and compensation rates for the last five years. Contributions to the plan reflect benefits attributed to employees’ services to date, as well as services expected to be performed in the future.

In September 2006, FASB issued SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132 (R) (“SFAS 158”), which changed the accounting rules for reporting and disclosures related to pension and other post-retirement benefit plans. Companies are now required to include on the balance sheet an additional asset or liability to reflect the funded status of retirement and other post-retirement benefit plans, and a corresponding after-tax adjustment to equity through other comprehensive income. Retroactive application of this accounting rule is prohibited; therefore, 2006 is presented as required by SFAS 158 and 2005 is presented as required under the accounting rules prior to SFAS 158. The adoption in 2006 had no effect on the computation of net periodic benefit expense for the Company’s defined benefit pension plan.

Pension expense includes the following components:

	December 31,
	2006	2005	2004
Service cost of the current period	$841,202	$793,314	$680,830
Interest cost on the projected benefit obligation	786,553	737,433	688,372
Return on plan assets	(963,680)	(894,900)	(655,551)
Net amortization of prior service cost, and actuarial net gain/loss	150,990	103,974	90,761

Pension expense, net	$815,065	$739,821	$804,412

Effective 2006, SFAS 158 requires that companies recognize a balance sheet asset or liability for their pension plans equal to the funded status of the plan, as shown below.

For 2005, a pension asset was recognized because amounts the employer had contributed to the plan exceeded cumulative net periodic pension costs recognized. For 2006, the pension liability was equal to the funded status of the plan which reflects the change in presentation from applying SFAS 158.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

The following sets forth the funded status of the plan and the amounts included in the accompanying balance sheet:

	December 31,
	2006	2005
Actuarial present value of benefit obligations:
Projected benefit obligation	$(14,669,832)	$(14,183,749)
Fair value of assets held in the plan	13,879,801	13,073,887

Unfunded excess of projected benefit obligation over plan assets	(790,031)	(1,109,862)
Net unrecognized loss from changes in assumptions for weighted average discount rate, expected long-term assets, mortality tables, and other actuarial assumptions, addition of participants and projected earnings	—	3,491,968
Unamortized prior service cost	—	(125,710)

Accrued pension (liability)/asset included in the balance sheet	$(790,031)	$2,256,396

The following table shows the pre-tax change in accumulated other comprehensive income (loss), a component of stockholders’ equity, attributable to the components of net pension expense and reclassification adjustments as a result of adopting SFAS 158:

For the year ended December 31, 2006	Unrecognized Actuarial Net Loss	Unamortized Prior Service Cost/(Credit)	Total
Accumulated Other Comprehensive Income, beginning of year	$—	$—	$—
Components of comprehensive income during period:
Reclassification for adjustments arising during period	2,473,289	(58,195)	2,415,094
Amounts recognized in net periodic pension cost	(178,912)	27,922	(150,990)

Accumulated Other Comprehensive Income, end of year	$2,294,377	$(30,273)	$2,264,104

The Company uses the straight-line method of amortization for prior service cost and unrecognized gains and losses. During 2007, the Company expects to expense approximately $78,000 for unrecognized losses and record a credit of $21,000 for prior service costs.

The following table includes a reconciliation of the projected benefit obligation:

	December 31,
	2006	2005
Projected benefit obligation beginning of year	$14,183,749	$12,624,123
Service cost	841,202	793,314
Interest cost	786,553	737,433
Distributions	(339,108)	(273,819)
Actuarial (gains)/losses	(805,538)	375,413
Administrative expenses and other	2,974	(72,715)

Projected benefit obligation end of year	$14,669,832	$14,183,749

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

The following table includes a reconciliation of the fair value of plan assets:

	December 31,
	2006	2005
Fair value – beginning of year	$13,073,887	$10,701,489
Contributions	—	2,336,208
Return on plan assets	1,209,563	382,724
Distributions	(339,108)	(273,819)
Administrative expenses	(64,541)	(72,715)

Fair value – end of year	$13,879,801	$13,073,887

The following table sets forth the assumptions used to compute the estimated pension liability:

	December 31,
	2006	2005
Weighted average discount rate - projected benefit obligation	6.00%	5.75%
Increase in future compensation levels	5.00%	5.00%
Expected long-term rate of return	7.50%	7.50%

In consultation with the plan’s investment management company and actuary, the Company, as plan sponsor, arrives at an assumption for the expected long-term rate of return on plan assets. This rate is intended to reflect the average rate of earnings expected on funds invested given funding obligations, future compensation levels, and inflation. The expected long-term rate of return is not necessarily a reflection of recent experience but rather a historical estimate of future long-term rates of return. Anticipated returns for the plan are not reduced by taxes and assume the plan continues in place for the foreseeable future.

The Company reviews the plan’s asset allocation and investment mix at least annually. Plan assets may be invested in a mix of the following major classes: equity – large cap growth; equity – small cap value; equity – international; intermediate bond; and money market. Investment strategies are based, in part, on the Company’s overall assessment of the state of the economy and its assumed direction, the Federal Reserve Board’s bias in setting monetary policy, fiscal policy and its projected impact, and the direction of short and long-term interest rates. Investment strategies are guided by an investment policy that calls for comparing the investment performance of the investment management company to an appropriate benchmark. This evaluation is conducted over a three-year horizon and also considers the investment manager’s performance relative to their discipline.

The expected benefit payments by year to plan participants are as follows:

2007	$587,959
2008	682,366
2009	728,014
2010	805,975
2011	825,359
2012 through 2016	5,770,514

$9,400,187

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

The Company did not contribute to the plan in 2006, but contributed $2,336,208 to the plan in 2005. The Company does not expect to make any contributions to the plan in 2007.

The incremental effect of applying SFAS 158 on individual items on the Company’s Consolidated Balance Sheet at December 31, 2006 is an increase in pension liabilities of $2,264,104, an increase in deferred tax assets of $835,454 and a decrease in stockholders’ equity of $1,428,650.

Executive Retirement Plans

During 2001, the Company adopted a non-qualified Executive Supplemental Retirement Plan (the Executive Plan) and entered into agreements with certain executive officers under which the Company will make payments to the executives upon their retirement, or to the executives’ beneficiaries upon their death. The Executive Plan supplements the benefits payable to the executives under the Pension Plan, and is based upon the accumulated after-tax income from specified life insurance contracts. Cash values of the underlying life insurance contracts, of which the Company is the sole beneficiary, were approximately $1,708,929 and $1,655,000 at December 31, 2006 and 2005, respectively. In August of 2006, the Company began making payments to one of the beneficiaries upon his attainment of age 65. Accrued benefits under the Executive Plan were approximately $238,000 and $230,000 at December 31, 2006 and 2005, respectively. The expense of this plan charged to operations was $20,748, $23,548 and $23,662 for the years ended December 31, 2006, 2005 and 2004.

Employee Benefit Plan

Effective January 1, 1998, the Company established a qualified employee benefit plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. Employees can contribute up to 15 percent of their salary to the plan on a pre-tax basis and the Company matches participants’ contributions up to the first 1.5 percent of each participant’s salary. The Company’s matching contribution charged to operations related to this plan was approximately $112,000, $109,000 and $93,000 for the years ended December 31, 2006, 2005 and 2004 respectively.

Employee Stock Ownership Plan

During 1987, the Company established an Employee Stock Ownership Plan (ESOP), a tax-qualified, defined contribution plan which covers substantially all employees. Contributions are determined by the Board of Directors of the Company. No Contributions were made to the ESOP by the Company for any of the years 2006, 2005 and 2004. The ESOP held 63,517 and 72,088 shares of common stock in the Company at December 31, 2006 and 2005, respectively.

13.	Noninterest expense

Components of other noninterest expense that exceed 1% of total revenue for each of the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
Losses on sales or other real estate owned, net of gains	$—	$—	$225,250
Loss on loan sale	—	—	550,549
All other items of noninterest expense	6,937,805	7,301,540	7,032,945

Total other noninterest expense	$6,937,805	$7,301,540	$7,808,744

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

14.	Commitments and Contingencies

The Bank leases certain buildings, equipment and land under noncancelable operating leases which require various minimum annual rentals.

The total minimum rental commitment at December 31, 2006 under the leases is as follows:

2007	$616,232
2008	355,950
2009	169,831
2010	111,497
2011	70,990

$1,324,500

The total rental expense was approximately $643,000, $539,000, and $535,000 in 2006, 2005, and 2004, respectively.

The Company is from time to time a defendant in legal actions from normal business activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 2006 will have a materially adverse effect on the Company’s financial statements.

15.	Related Party Transactions

Certain directors and officers of the Company and its subsidiary bank, including their immediate families and companies in which they are principal owners, were loan customers of the Bank in the ordinary course of business. Such loans had outstanding balances of $5,024,560 and $3,324,154 at December 31, 2006 and 2005, respectively. A summary of the loan activity with these related parties during 2006 is shown below:

Balance, beginning of year	$3,324,154
Additions	4,265,307
Reductions	(2,529,826)
Change in related parties	(35,075)

Balance, end of year	$5,024,560

During 2006, 2005, and 2004, the Company paid legal fees of approximately $175,000, $120,000, and $146,000, respectively, to a law firm in which a partner of the firm serves on the board of directors of the Company.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

16.	Earnings Per Share

The following table reflects the reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation:

	Income	Shares	Per-Share Amount
For the year ended December 31, 2006
Basic EPS
Income available to common stockholders	$8,079,646	5,904,912	$1.37

Effect of dilutive securities
Stock options		48,850

Diluted EPS	$8,079,646	5,953,762	$1.36

For the year ended December 31, 2005
Basic EPS
Income available to common stockholders	$6,536,766	5,805,644	$1.13

Effect of dilutive securities
Stock options		26,640

Diluted EPS	$6,536,766	5,832,284	$1.12

For the year ended December 31, 2004
Basic EPS
Income available to common stockholders	$6,042,096	5,574,190	$1.08

Effect of dilutive securities
Stock options		18,850

Diluted EPS	$6,042,096	5,593,040	$1.08

17.	Regulatory Matters

The approval of regulatory authorities is required if the total of all the dividends declared by the Bank in any calendar year exceeds the Bank’s net income as defined for that year combined with its retained net income for the preceding two calendar years. When necessary, the Bank obtained regulatory approval as applicable for the payment of dividends in 2006, 2005, and 2004.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the Company meets all capital adequacy requirements to which it is subject.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation, categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company’s and the Bank’s actual capital amounts and ratios are also presented in the following table.

	The Company
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(dollars in thousands)
As of December 31, 2006
Total Capital (to Risk Weighted Assets)	91,078	12.89%	56,546	8.00%	70,682	10.00%
Tier 1 Capital (to Risk Weighted Assets)	84,679	11.98%	28,273	4.00%	42,409	6.00%
Tier 1 Capital (to Average Assets)	84,679	9.55%	35,462	4.00%	44,327	5.00%
As of December 31, 2005
Total Capital (to Risk Weighted Assets)	85,178	14.51%	46,962	8.00%	58,703	10.00%
Tier 1 Capital (to Risk Weighted Assets)	78,521	13.38%	23,481	4.00%	35,222	6.00%
Tier 1 Capital (to Average Assets)	78,521	9.85%	31,903	4.00%	39,878	5.00%

	The Bank
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(dollars in thousands)
As of December 31, 2006
Total Capital (to Risk Weighted Assets)	84,939	12.04%	56,418	8.00%	70,522	10.00%
Tier 1 Capital (to Risk Weighted Assets)	78,540	11.14%	28,209	4.00%	42,313	6.00%
Tier 1 Capital (to Average Assets)	78,540	8.98%	34,969	4.00%	43,711	5.00%
As of December 31, 2005
Total Capital (to Risk Weighted Assets)	79,277	13.68%	46,353	8.00%	57,941	10.00%
Tier 1 Capital (to Risk Weighted Assets)	72,620	12.53%	23,177	4.00%	34,765	6.00%
Tier 1 Capital (to Average Assets)	72,620	9.19%	31,619	4.00%	39,524	5.00%

18.	Financial Instruments With Off-Balance-Sheet Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank had approximately $108,060,000 and $104,280,000 in commitments to extend credit at December 31, 2006 and 2005, respectively. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies, but may include certificates of deposit, marketable securities, real estate, and other collateral.

Irrevocable standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The collateral varies but may include certificates of deposit, marketable securities, real estate, and other collateral for those commitments for which collateral is deemed necessary. The Bank had approximately $21,406,000 and $23,218,000 in irrevocable standby letters of credit at December 31, 2006 and 2005, respectively.

19.	Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities Available for Sale

For debt securities and marketable equity securities, fair values are based on quoted market prices or dealer quotes.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Interest Receivable

For interest receivable, the carrying amount is a reasonable estimate of fair value.

Cash Surrender Value of Life Insurance

For cash surrender value of life insurance, the carrying amount is a reasonable estimate of fair value.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

Deposits

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowed Funds

The fair value of this debt is estimated based on rates currently available to the Company for borrowings with similar terms and remaining maturities.

Interest Payable

For interest payable, the carrying amount is a reasonable estimate of fair value.

Derivatives

Interest rate floors are recorded on the balance sheet at fair value, based on dealer quoted prices.

Commitments to Extend Credit and Irrevocable Standby Letters of Credit

The value of these unrecognized financial instruments is estimated based on the deferred fee income associated with the commitments. Such fee income is not material to the Company’s financial statements at December 31, 2006 and 2005 and therefore, the fair value of these commitments is not presented.

The estimated fair values of the Company’s financial instruments at December 31, 2006 and 2005 are as follows:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$27,454,618	$27,454,618	$48,584,685	$48,584,685
Investment securities:
Available for sale	204,601,608	204,601,608	226,043,483	226,043,483
Loans	625,401,127	617,324,044	488,854,742	486,505,414
Interest receivable	4,947,193	4,947,193	3,921,347	3,921,347
Cash surrender value of life insurance	9,406,583	9,406,584	9,050,852	9,050,852

	$871,811,129	$863,734,047	$776,455,109	$774,105,781

Financial liabilities:
Deposits	$768,701,101	$772,823,930	$688,049,381	$686,765,892
Borrowed funds	48,267,635	48,328,385	37,732,458	38,897,392
Interest payable	3,467,965	3,467,965	2,176,197	2,176,197

	$820,436,701	$824,620,280	$727,958,036	$727,839,481

Derivatives:
Interest rate floor	$160,000	$160,000	$—	$—

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

20.	Stock Based Compensation

Stock Options

As of December 31, 2006, the Company has one stock-based compensation plan that allows for grants of incentive stock options and nonqualified stock options. The plan permits the granting of stock options up to 550,000 shares of common stock. Under the plan, stock options granted generally have an exercise price no less than the fair market value of the underlying stock at the date of grant. The general terms of the plan include a vesting period (usually up to five years) with an exercisable period not to exceed ten years. Dividends are not paid on unexercised options and dividends are not subject to vesting. Option awards provide for accelerated vesting if there is a change in control (as defined in the plan). As of December 31, 2006, approximately 382,000 additional stock options could be granted under the plan.

The fair value of each stock option award is estimated on the date of grant using a Black-Scholes-Merton valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historic price fluctuations of the common stock of the Company for given periods. The expected term of options granted is based on the short-cut method and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected forfeiture rates, if any, are based upon historical experiences.

	Years Ended December 31,
	2006	2005
Dividend yield	2.5%	2.4%
Weighted-average volatility	22.2%	22.6%
Expected life in years	5.0	4.0
Risk-free interest rate	4.9%	4.6%

The weighted-average grant-date fair value of options granted during the years ended December 31, 2006 and 2005 was $4.14 and $2.94 respectively. No options were granted in 2004. The fair value of restricted stock grants is determined based on the closing price of the Company’s shares on the grant date.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

A summary of stock option activity under the Plan as of December 31, 2006, 2005 and 2004 and changes during the years then ended is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (yrs)	Aggregate Intrinsic Value
Outstanding at January 1, 2006	170,410	$14.83
Granted	111,000	18.88
Exercised	(14,830)	13.33
Expired / forfeited	(1,000)	18.50

Outstanding at December 31, 2006	265,580	$16.59	7.02	$2,366,333

Vested at December 31, 2006	155,580	$14.97	5.34	$1,637,998

Outstanding at January 1, 2005	137,610	$14.10
Granted	50,000	15.38
Exercised	(6,160)	9.03
Expired / forfeited	(11,040)	11.46

Outstanding at December 31, 2005	170,410	$14.83	6.03	$790,702

Vested at December 31, 2005	120,410	$14.60	4.51	$586,397

Outstanding at January 1, 2004	154,114	$13.51
Granted	—
Exercised	(7,964)	12.04
Expired / forfeited	(8,540)	5.37

Outstanding at December 31, 2004	137,610	$14.10	5.33	$273,844

Vested at December 31, 2004	137,610	$14.10	5.33	$273,844

Total intrinsic value of options exercised was $83,964, $49,218 and $33,767 for the years ended December 31, 2006, 2005 and 2004, respectively. The total fair value of options vested during the years ended December 31, 2006, 2005 and 2004 was $147,000, $0 and $82,369, respectively.

The compensation cost charged against income for the years ended December 31, 2006, 2005 and 2004 were $240,308, $0 and $0, respectively, for BancTrust’s stock option plan. Income tax benefits recognized for the respective years were $51,464, $0 and $0.

Cash received from the exercise of options was $120,325 for the year ended December 31, 2006. The tax benefit realized for the tax deductions from option exercise of the share-based payment arrangements totaled $15,640 for the year ended December 31, 2006.

As of December 31, 2006, there was $366,651 of total unrecognized compensation cost related to the nonvested share based compensation arrangements granted under the option plan. That cost is expected to be recognized over a weighted-average period of 2.2 years.

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

Restricted Stock

On September 1, 2006, BancTrust’s President and Chief Executive Officer was awarded 6,000 shares of restricted common stock, with an aggregate fair market value of $19.135 per share. The restricted stock will vest in one-third increments (2,000 shares) on September 1, 2007, 2008 and 2009. The total expense associated with this grant of $114,810 will be recognized over the three year period. As of December 31, 2006, $12,757 was charged as compensation cost against income related to this grant. The unamortized balance of the fair value of the restricted stock grant has been recorded as deferred stock based compensation in the equity section of the consolidated balance sheets.

As of December 31, 2005, $92,250 was recorded in deferred stock based compensation in the equity section of the consolidated balance sheets related to a grant of 6,000 shares of restricted stock to BancTrust’s former President and Chief Executive Officer. On May 2, 2006, this restricted stock award became fully vested upon his death. Accordingly, BancTrust recognized $92,250 of related expense associated with this grant.

21.	Dividend Reinvestment and Share Purchase Plan

In 1998, the Company adopted a dividend reinvestment and share purchase plan. Under the plan, all holders of record of common stock are eligible to participate in the plan. Participants in the plan may direct the plan administrator to invest cash dividends declared with respect to all or any portion of their common stock. Participants may also make optional cash payments that will be invested through the plan. All cash dividends paid to the plan administrator are invested within 30 days of cash dividend payment date. Cash dividends and optional cash payments will be used to purchase common stock of the Company in the open market, from newly-issued shares, from shares held in treasury, in negotiated transactions, or in any combination of the foregoing. The purchase price of the shares of common stock is based on the average market price for a specified period of time immediately preceding the dividend payment date. All administrative costs are borne by the Company. No shares were purchased under the plan in 2006. In 2005, 13,704 shares were purchased under the plan.

22.	The Peoples BancTrust Company, Inc. (Parent Company Only)

Presented below and on the following pages are the financial statements of The Peoples BancTrust Company, Inc. (parent company only).

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

BALANCE SHEETS

December 31, 2006 and 2005

	2006	2005
Assets
Cash and due from banks (1)	$462,133	$288,740
Available-for-sale securities	4,995,327	4,991,667
Investment in subsidiary bank, The Peoples Bank and Trust Company (2)	80,655,943	75,650,243
Other assets	907,144	843,777

Total assets	$87,020,547	$81,774,427

Liabilities and Stockholders’ Equity
Other liabilities	226,757	223,036
Common stock, $.10 par value; 9,000,000 shares authorized; 5,917,592 and 5,895,316 shares issued at December 31, 2006 and 2005, respectively	591,759	589,532
Tresury stock	—	(90,688)
Additional paid-in capital	17,199,913	16,586,341
Accumulated, other comprehensive (loss) income, net of tax	(4,149,908)	(3,448,847)
Deferred stock based compensation	(102,053)	(92,250)
Retained earnings	73,254,079	68,007,303

Total stockholders’ equity	86,793,789	81,551,391

Total liabilities and stockholders’ equity	$87,020,547	$81,774,427

(1)	$174,780 eliminated in consolidation 2006 and $188,823 eliminated in consolidation 2005

(2)	Eliminated in consolidation

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

STATEMENTS OF INCOME AND RETAINED EARNINGS

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash dividends received or receivable from subsidiary (1)	$3,350,000	$3,290,000	$4,200,000
Equity in subsidiary’s undistributed net income (1)	5,617,359	4,245,929	3,500,042
Interest income on U.S. Government investment securities	201,013	123,875	—
Other income	36,271	23,446	20,103
Salaries and benefits	(483,084)	(806,167)	(1,331,000)
Stock based compensation	(345,315)	—	—
Other expenses	(296,598)	(340,317)	(347,049)

Net income	8,079,646	6,536,766	6,042,096
Retained earnings, beginning of year	68,007,303	64,025,210	60,434,189
Less: cash dividends declared	(2,832,871)	(2,554,673)	(2,451,075)

Retained earnings, end of year	$73,254,079	$68,007,303	$64,025,210

(1)	Eliminated in consolidation

The Peoples BancTrust Company, Inc and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Operating activities
Net income	$8,079,646	$6,536,776	$6,042,096
Adjustments to reconcile net income to net cash provided by operating activities:
Subsidiary income in excess of dividends (1)	(5,617,359)	(4,245,929)	(3,500,042)
Accretion	(17,680)	(16,667)	—
Stock based compensation	345,315	—	—
Decrease (increase) in other assets	(152,768)	(93,798)	9,275
Minimum required contributions to defined benefits pension plan	—	—	(1,008,624)
Increase (decrease) in other liabilities	3,721	(15,234)	876,770

Net cash provided by operating activities	2,640,875	2,165,138	2,419,475

Investing activities
Purchase of available for sale securities	(1,985,980)	(4,975,000)	—
Proceeds from maturities and calls of available for sale securities	2,000,000	—	—
Land purchased	—	—	(1,003,247)

Net cash provided by (used in) investing activities	14,020	(4,975,000)	(1,003,247)

Financing activities
Dividends paid	(2,622,385)	(2,355,290)	(2,251,762)
Increase in borrowed funds	—	—	950,000
Purchase of treasury stock	—	(90,688)	—
Proceeds from issuance of common stock	140,883	4,919,467	37,661

Net cash provided by (used in) financing activities	(2,481,502)	2,473,489	(1,264,101)

(Decrease) increase in cash and cash equivalents	173,393	(336,373)	152,127
Cash and cash equivalents
Beginning of year	288,740	625,113	472,986

End of year	$462,133	$288,740	$625,113

(1)	Eliminated in consolidation